UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 19, 2007

Applied Materials, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-06920	94-1655526
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3050 Bowers Avenue P.O. Box 58039 Santa Clara, CA	95052-8039
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (408) 727-5555

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)	Entry into Separation Agreement with Farhad Moghadam

As reported in a Current Report on Form 8-K filed by Applied Materials, Inc. (“Applied”) with the Securities and Exchange Commission on June 20, 2007, Farhad Moghadam announced on the same date his intention to resign from Applied. On July 19, 2007, Applied entered into a formal separation agreement and release (the “Agreement”) with Dr. Moghadam. If Dr. Moghadam does not revoke the Agreement, it will become effective eight days later. Under the Agreement, Dr. Moghadam’s employment with Applied will end on September 1, 2007. The Agreement also provides, among other terms, a general release in favor of Applied, continued confidentiality and non-solicitation obligations by Dr. Moghadam and mutual non-disparagement obligations by Applied and Dr. Moghadam. In addition, the Agreement provides for a non-competition obligation by Dr. Moghadam commencing on September 1, 2007 and continuing through December 31, 2008.

Under the Agreement, Dr. Moghadam is expected to continue as an employee of Applied as Senior Vice President and General Manager of Thin Films Products Business Group and Foundation Engineering and, provided he remains an employee, will continue receiving his current salary through September 1, 2007. During this time, Dr. Moghadam also will continue vesting in his unvested stock options and performance shares in accordance with the terms and conditions set forth in the applicable award agreements.

Assuming compliance with the Agreement, Dr. Moghadam will receive cash severance payments in the aggregate of $1,600,000. Pursuant to the terms of Applied’s 2005 Executive Deferred Compensation Plan (the “EDCP”) and to an election Dr. Moghadam previously made under the EDCP, these payments will be credited to his account under the EDCP in three installments as follows: $400,000 on each of September 2, 2007 and March 2, 2008 and $800,000 on December 31, 2008.

The Agreement also provides that in the event Dr. Moghadam timely elects and pays for health insurance coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), Applied will reimburse him for such COBRA coverage payments for a period of up to 18 months after September 1, 2007.

Provided Dr. Moghadam does not revoke the Agreement, as of July 27, 2007, three of Dr. Moghadam’s outstanding stock options covering a total of 320,000 shares of Applied common stock will remain outstanding and exercisable until the earlier of: (a) the one-year anniversary of his termination date; or (b) the expiration of the applicable option’s maximum term. These options are not subject to any acceleration of vesting. The exercise periods for Dr. Moghadam’s other outstanding stock options will not be extended. Instead, those options will expire 30 days after his termination date, in accordance with the terms of their respective option agreements.

In addition, the Agreement provides for a supplemental agreement and release in favor of Applied (the “Supplemental Agreement”). If Dr. Moghadam enters into the Supplemental Agreement on or within 21 days after his September 1, 2007 termination date and does not revoke it, it will become effective eight days later. In consideration for his entering into and not revoking the Supplemental Agreement, two of Dr. Moghadam’s stock options covering a total of 112,500 shares of Applied common stock, and 12,500 performance shares will vest immediately. Once vested, these performance shares will be paid out to Dr. Moghadam in shares of Applied common stock in accordance with their original vesting schedule. The options will expire 30 days after his termination date, in accordance with the terms of their respective option agreements.

Except as otherwise amended by the Agreement, Dr. Moghadam’s outstanding stock options and performance shares will continue to be subject to the same terms and conditions set forth in the applicable award agreements.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Applied Materials, Inc. (Registrant)

Date: July 20, 2007	By:	/s/ JOSEPH J. SWEENEY
Joseph J. Sweeney
Senior Vice President, General Counsel and Corporate Secretary